 EXHIBIT 99.1

NASCENT BIOTECH INC ANNOUNCES ITS SECOND QUARTER RESULTS

Vero Beach, FL, November 11, 2016 – Nascent Biotech, Inc, (“Nascent” or “the Company”) (BB: NBIO) is pleased to announce it second quarter results as reported in the 10-Q filed on November 9, 2016. Revenue for the six months ended September 30, 2016 was $3,000,000 resulting from the previously announced license agreement for China. Income from operations was $2,461,559 with a net income of $2,168,597 or 10 cents per share for the six-month period. Shareholders’ equity increased to $1,211,334 from a shareholders’ deficit of $1,568,779 along with a reduction of current liabilities from $2,870,093 to $138,944

“These results, though a one-time occurrence, dramatically improved the financial condition of the Company,” stated Sean Carrick, President and CEO of Nascent. Carrick further stated, “The Company can now move forward raising money to file our IND and fund our human clinical trials which we anticipate to start during the second calendar quarter of 2017.”

About Nascent Biotech Inc.:

NBI is a biotechnology company developing human Monoclonal Antibodies (mAb’s) for immunotherapy of cancer. Its lead therapeutic candidate, Pritumumab, was the first human antibody ever developed to treat a cancer patient. The company is now developing a new clinical protocol and Investigational New Drug (IND) package for commencement of new clinical trials to be conducted in the United States under the guidance of the US Food and Drug Administration (FDA).

Safe Harbor:

This news release contains “forward-looking statements” as that term is defined in the United States Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements, including beliefs, plans, expectations or intentions regarding the future, and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors, such as the inherent uncertainties associated with new business opportunities and development stage companies. We assume no obligation to update the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that they will prove to be accurate.

Contact:

Nascent Biotech Inc

Lowell Holden, CFO

Phone: (612) 961-5656

Fax: (612) 486-7055

Web: www.nascentbiotech.com

Email: lowell.holden@nascentbiotech.com